Exhibit 5.4

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, Maryland 21202

November 26, 2008

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Re: Comdata Network, Inc.

Ladies and Gentlemen:

We have served as Maryland counsel to Comdata Network, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of $825,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2015 (the “Senior Cash Pay Notes”) and $475,000,000 aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and, together with the Senior Cash Pay Notes, the “Notes”) of Ceridian Corporation, a Delaware corporation (“Ceridian”), to be issued under an Indenture, dated as of November 9, 2007 (including all amendments or supplements thereto, the “Indenture”), among Ceridian, the subsidiary guarantors party thereto, including the Company, and Wells Fargo Bank, National Association, as trustee. The Notes will be unconditionally guaranteed on a senior basis by the Company pursuant to a guarantee contained in the Indenture (the “Guarantee”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement on Form S-4 (File No. 333-152649), and all amendments thereto (the “Registration Statement”), with respect to the Notes, in the form in which it was transmitted to the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.    The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland;

3.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.    Resolutions adopted by the Board of Directors of the Company relating to, among other things, the approval of the Guarantee, certified as of the date hereof by an officer of the Company;

5.    The Indenture;

6.    A certificate executed by an officer of the Company, dated as of the date hereof; and

7.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.    The Company has the corporate power to execute, deliver and perform its obligations under the Guarantee.

2.    The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Guarantee have been duly authorized by all necessary corporate action on the part of the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP